Exhibit 107

Calculation of Filing Fee Table

Form S-1

(Form Type)

iBio, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)(2)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.001 per share	457(c)(3)	4,474,945	$0.50	$2,237,473	0.00011020	$246.57
Total Offering Amounts					$2,237,473		—
Total Fee Offsets							—
Net Fee Due							$246.57

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement includes such indeterminable number of additional shares of iBio, Inc.’s (the “Registrant”) common stock, par value $0.001 per share (the “Common Stock”), as may be issued as a result of an adjustment to the shares by reason of a stock split, stock dividend or similar capital adjustment, as required by the plans.

(2)	Includes an aggregate of 422,947 shares we have committed to issue to Lincoln Park Capital Fund, LLC (the “Selling Stockholder”) pursuant to that certain purchase agreement dated as of August 4, 2023 entered into by the Registrant and the Selling Stockholder.

(3)	Pursuant to Rule 457(c) under the Securities Act, calculated on the basis of the average high and low prices per share of the Common Stock as reported on the NYSE American on August 3, 2023.

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